UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 26, 2011

FRANKLIN COVEY CO.
(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation)	1-11107 (Commission File Number)	87-0401551 (IRS Employer Identification No.)

2200 West Parkway Boulevard Salt Lake City, Utah (Address of principal executive offices)	84119-2099 (Zip Code)

(801) 817-1776
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2011, Franklin Covey Co. (the Company) entered into an agreement (the Agreement) with Knowledge Capital Investment Group, the holder of a warrant to purchase 5,913,402 shares of the Company’s common stock at a purchase price of $8.00 per share.  Pursuant to the agreement, Knowledge Capital agreed to exercise the warrant in respect of 1,913,402 shares on a net settlement basis, as a result of which the Company issued 596,116 shares of its common stock to Knowledge Capital.  Knowledge Capital also agreed (1) to exercise the warrant with respect to the remaining 4.0 million shares only on a net settlement basis; (2) not to exercise its right to cause the Company to file a registration statement in respect of the resale of any of the shares owned by Knowledge Capital (including 1,015,000 shares already owned by Knowledge Capital) prior to the earlier of (i) March 8, 2013 (the expiration date of the warrant) and (ii) one year after the date on which the warrant has been exercised in full (the Stand-Off Period); (3) If Knowledge Capital intends to sell any of the shares (including shares owned by Knowledge Capital and not purchased upon exercise of the warrant) in the market during the Stand-Off Period on an unregistered basis, Knowledge Capital will notify the Company in writing of such intent (including the proposed maximum number of shares to be sold, the proposed manner of sale and the date on which it intends to begin such sales) at least five trading days before commencing such sales, and, if requested by the Company, Knowledge Capital will refrain from selling shares for up to 120 days after the date Knowledge Capital intended to begin such sales in order to permit the Company to arrange for an underwritten or other organized resale of such shares, including if applicable and required, filing with the Securities and Exchange Commission and causing to become effective a registration statement covering the sale of the shares in the manner proposed by Knowledge Capital or as otherwise agreed by Knowledge Capital and the Company. Sections 7 through 9 of the Registration Rights Agreement will apply to any such registration statement; and (4) to discuss with the Company any proposal by the Company to repurchase such shares during such 120-day period.  In exchange for these considerations, the Company agreed to waive its right to pay cash in lieu of shares upon exercises of the warrant.

Donald J. McNamara, a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and has an approximately 1.5% equity interest in Knowledge Capital.  Robert Whitman, the Company’s chief executive officer (CEO) and a director, has an approximately 12.6% equity interest in Knowledge Capital.  Mr. Whitman was the president and Co-CEO of Hampstead until becoming the Company’s CEO in 2000.  The transaction was approved by members of the Company’s board of directors who are not affiliated with Knowledge Capital or Hampstead and have no economic interest in the warrant.

The forgoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. The agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Agreement, dated as of July 26, 2011, between the Company and Knowledge Capital Investment Group

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN COVEY CO.

By:	/s/ Stephen D. Young
Name:	Stephen D. Young
Title:	Chief Financial Officer

Date:  July 27, 2011